Exhibit 4.5

Helmerich & Payne, Inc.

2005 Long-Term Incentive Plan

Incentive Stock Option Agreement

Participant Name:	Grant Date:

Vesting Schedule
	Vesting Dates	Percent of Stock Option Exercisable
Shares Subject to Incentive Stock Option:			%
%
Expiration Date:			%
%
Option Price:			%

Incentive Stock Option Agreement
Under the Helmerich & Payne, Inc.

2005 LONG-TERM INCENTIVE PLAN

THIS INCENTIVE STOCK OPTION AGREEMENT (the “Option Agreement”), made as of the grant date set forth on the cover page of this Option Agreement (the “Cover Page”) at Tulsa, Oklahoma by and between the participant named on the Cover Page (the “Participant”) and Helmerich & Payne, Inc. (the “Company”):

W I T N E S S E T H:

WHEREAS, the Participant is an employee of the Company or a Subsidiary of the Company and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary of the Company; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the Common Stock of the Company, as hereinafter provided, pursuant to the “Helmerich & Payne, Inc. 2005 Stock Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and

WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

Section 1.              Grant of ISO Option.  The Company hereby grants to the Participant an incentive stock option (the “ISO Option”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase all or any part of the number of shares of its Common Stock, par value $.10 (the “Stock”) set forth on the Cover Page, under and subject to the terms and conditions of this Option Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes.  The purchase price for each share to be purchased hereunder shall be the option price set forth on the Cover Page (the “ISO Price”) and shall equal the Fair Market Value of the Common Stock covered by this ISO Option as of the Date of Grant.

Section 2.              Times of Exercise of ISO Option.  After, and only after, the conditions of Section 9 hereof have been satisfied, the Participant shall be eligible to exercise the ISO Option pursuant to the vesting schedule set forth on the Cover Page (the “Vesting Schedule”).  If the Participant’s employment with the Company (or with any Subsidiary) remains full-time and continuous at all times prior to any of the vesting dates specified on the Cover Page (the “Vesting Dates”), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Option Agreement having been satisfied, to exercise on or after the applicable Vesting Date, on a cumulative basis, the number of ISO Options determined by multiplying the aggregate number of shares of Stock subject to the ISO Option set forth on the Cover Page by the designated percentage set forth on the Cover Page.

Section 3.              Term of ISO Option.  Subject to earlier termination as hereafter provided, the ISO Option shall expire at the close of business on the expiration date set forth on the Cover Page and may not be exercised after such expiration date; provided, however, in no event shall the term of the ISO Option be longer than ten years from the Date of Grant.  At all times during the period commencing with the date the ISO Option is granted to the Participant and ending on the earlier of the expiration of the ISO Option or the date which is three months prior to the date the ISO Option is exercised by the Participant, the Participant must be an employee of either (i) the Company, (ii) a Subsidiary of the Company, or (iii) an Affiliated Entity.

Section 4.              Nontransferability of ISO Option.  Except as otherwise herein provided, the ISO Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the ISO Option may be exercised, during the lifetime of the Participant, only by the Participant.  More particularly (but without limiting the generality of the foregoing), the ISO Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the ISO Option contrary to the provisions hereof shall be null and void and without effect.

Section 5.              Employment.  So long as the Participant shall continue to be a full-time and continuous employee of the Company, a Subsidiary of the Company, or an Affiliated Entity, the ISO Option shall not be affected by any change of duties or position.  Nothing in the Plan or in this Option Agreement shall confer upon the Participant any right to continue in the employ of the Company or a Subsidiary of the Company, or interfere in any way with the right of the Company or a Subsidiary of the Company to terminate the Participant’s employment at any time.

Section 6.              Special Rules With Respect to ISO Options.  With respect to the ISO Option granted hereunder, the following special rules shall apply:

(a)           Annual Limitation on Exercise of ISO Options.  Except as provided in Section 8 herein, in no event during any calendar year will the aggregate Fair Market Value, determined as of the time the ISO Option is granted, of the Stock for which the Participant may first have the right to exercise under the ISO Option and any other “incentive stock options” granted under all plans qualified under Section 422 of the Code which are sponsored by the Company, its parent or a Subsidiary of the Company exceed $100,000.

(b)           Acceleration of Otherwise Unexercisable ISO Options on Death, Disability or Other Special Circumstances.  The Committee, in its sole discretion, may accelerate the vesting of all or any part of the shares subject to the ISO Option for which the applicable Vesting Date(s) has not yet occurred upon the Participant’s date of termination of employment if such termination occurs by reason of (i) Disability, (ii) death, or (iii) upon the occurrence of special circumstances (as determined by the Committee).

(c)           Period for Exercise Upon Termination of Employment.  With respect to shares subject to the ISO Option for which the applicable Vesting Dates have occurred or for which the Committee has accelerated vesting in accordance with Section 6, the Participant, or the representative of a deceased Participant, shall be entitled to purchase such shares within three months of such date of termination of employment or one year in the case of a Participant suffering a Disability or in the case of a deceased Participant.

Section 7.              Method of Exercising ISO Option.

(a)           Procedures for Exercise.  The manner of exercising the ISO Option herein granted shall be by written notice to the Secretary of the Company at the time the ISO Option, or part thereof, is to be exercised, and in any event prior to the expiration of the ISO Option.  Such notice shall state the election to exercise the ISO Option, the number of shares of Stock to be purchased upon exercise, the form of payment to be used, and shall be signed by the person so exercising the ISO Option.

(b)           Form of Payment.  Payment in full for shares of Stock purchased under this Option Agreement shall accompany the Participant’s notice of exercise.  Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering Stock or other equity securities of the Company having a Fair Market Value on the date of payment equal to the amount of the ISO Price; or (iii) a combination thereof.  In addition to the foregoing procedure which may be available for the exercise of the ISO Option, the Participant may deliver to the Company a notice of exercise which includes an irrevocable instruction to the Company to deliver the stock certificate representing the shares of Stock being purchased, issued in the name of the Participant, to a broker approved by the Company and authorized to trade in the Common Stock of the Company.  Upon receipt of such notice, the Company shall acknowledge receipt of the executed notice of exercise and forward this notice to the broker.  Upon receipt of the copy of the notice which has been acknowledged by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the ISO Option, the broker may sell the Stock or any portion thereof. The broker shall deliver directly to the Company that portion of the sales proceeds sufficient to cover the ISO Price and withholding taxes, if any.  For all purposes of effecting the exercise of the ISO Option, the date on which the Participant gives the notice of exercise to the Company, together with payment for the shares of Stock being purchased and any applicable withholding taxes, shall be the “date of exercise.”  If a notice of exercise and payment are delivered at different times, the date of exercise shall be the date the Company first has in its possession both the notice and full payment as provided herein.

(c)           Further Information.  In the event the ISO Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person due to the death of the Participant, such notice shall also be accompanied by appropriate proof of the right of such person to exercise the ISO Option.  The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 1437 South Boulder Avenue, Tulsa, Oklahoma 74119, and it shall be deemed to have been given when it is so personally delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

Section 8.              Change of Control.  Upon the occurrence of a Change of Control Event, any and all ISO Options under this Option Agreement shall become automatically fully vested and immediately exercisable with such acceleration to occur without the requirement of any further act by either the Company or the Participant.

Section 9.              Securities Law Restrictions.  The ISO Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the ISO Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect.  The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.

Section 10.            Disqualifying Disposition of Stock.  If the Participant shall make a disposition (within the meaning of Section 424(c) of the Code and the rules and regulations thereunder) of any shares of Stock covered by the ISO Option within one year after the date of exercise of the ISO Option or within two years after the Date of Grant of the ISO Option, then in either such event the Participant shall promptly notify the Company, by delivery of written notice to the Secretary of the Company, of (i) the date of such disposition, (ii) the number of shares of Stock covered by the ISO Option which were disposed of and (iii) the price at which such shares of Stock were disposed of or the amount of any other consideration received on such disposition.  The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the exercise of the ISO Option or the disposition of shares of Stock acquired upon exercise of the ISO Option.

Section 11.            Notices.  All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

Section 12.            Conflicts.  In the event of any conflicts between this Agreement and the Plan, the latter shall control.  In the event any provision hereof conflicts with applicable law, that provision shall be severed, and the remaining provisions shall remain enforceable.

Section 13.            No Part of Other Plans.  The benefits provided under this Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company, a Subsidiary or an Affiliated Entity to the Participant.

Section 14.            Participant and Award Subject to Plan.  As specific consideration to the Company for the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement as of the day and year first above written.

HELMERICH & PAYNE, INC., a Delaware corporation

By

“COMPANY”

“PARTICIPANT”